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                              KIRKLAND & ELLIS LLP
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                                www.kirkland.com


                                September 4, 2003


                                                                     EXHIBIT 8.1

WODFI LLC
120 N.W. 12th Avenue
Deerfield Beach, FL 33442

     Re:   WODFI
           World Omni Master Owner Trust
           Pre-Effective Amendment No. 1 to Registration Statement
           No. 333-97487

     We have acted as special counsel to WODFI LLC, a Delaware limited liability company (the "Company"), in connection with the above-mentioned Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 filed with the Securities and Exchange Commission (together with the exhibits and amendments thereto, the "Registration Statement") in connection with the registration by the Company of certain Asset Backed Notes (the "Notes") to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more supplements (each, a "Prospectus Supplement") to the prospectus (the "Prospectus") included in the Registration Statement.

     As described in the Registration Statement, the Notes will be issued by World Omni Master Owner Trust (the "Master Trust"). The Master Trust was formed pursuant to a Certificate of Trust filed with the Secretary of State of Delaware on November 22, 1999. Each series of Notes will be issued pursuant to the terms of the Indenture in effect on such date and a supplement to the Indenture (a "Series Supplement").

     In arriving at the opinion expressed below, among other things, we have examined and relied, to the extent we deem proper, on (i) the Registration Statement, (ii) the Amended and Restated Trust Sale and Servicing Agreement, dated as of April 6, 2000 between World Omni Financial Corp., the Company and the Master Trust, (iii) the Trust Agreement, dated as of November 22, 1999 (including the form of Certificates included as an exhibit thereto) between the Company and Chase Manhattan Bank Delaware, as Owner Trustee, (iv) the Amended and Restated Indenture, dated as of April 6, 2000 between the Master Trust and BNY Midwest Trust Company (successor-in-interest to the corporate trust administration of Harris Trust and Savings Bank), as Indenture Trustee, (v) the form of Series Supplement to the

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                              KIRKLAND & ELLIS LLP


WODFI LLC
September 4, 2003
Page 2


Indenture and (vi) copies of such other documents as we have deemed necessary for the expression of the opinion contained herein.

     We have examined and relied, with your permission, as to factual matters upon the representations and warranties contained in or made pursuant to the documents referred to above and upon the originals or copies certified or records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and other persons, and we have made such investigations of law as we have deemed appropriate. In such examination, we have assumed, with your permission, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. With your permission, we have further assumed the genuineness of the signatures of persons signing all documents and instruments and the authority of such persons signing on behalf of the parties thereto.

     In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, regulations, and such other authorities (including Treasury regulations) as we have deemed appropriate, all as in effect on the date hereof and all which are subject to change or different interpretation. However, we will not seek a tax ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein. Moreover, the statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the IRS. Our opinion is in no way binding on the IRS or any court, and it is possible that the IRS or a court could, when presented with these facts, reach a different conclusion.

     Based on the foregoing, and assuming the aforementioned documents are duly executed and delivered in substantially the form we have examined, we are of the opinion that the statements in the Prospectus under the headings "Summary--Tax Status" and "Certain Federal Income Tax Consequences," to the extent that they constitute matters of law or legal conclusions with respect thereto, have been prepared or reviewed by us and are correct in all material respects.

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                              KIRKLAND & ELLIS LLP


WODFI LLC
September 4, 2003
Page 3


     Except for the opinion expressed above, we express no opinion as to any other tax consequences of the transaction to any part under federal, state, local, or foreign laws. In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

                                       Very truly yours,


                                       /s/ Kirkland & Ellis LLP
                                       -----------------------------------------
                                       KIRKLAND & ELLIS LLP